Exhibit 10.4 (e)

Fourth Amendment to Employment Agreement

     THIS AGREEMENT, entered into as of the 27th day of February, 2003. By and between Rural Cellular Corp. (“RCC” or “Company”) and Richard P. Ekstrand (the “employee”).

     WHEREAS, the company and the Employee have heretofore entered into an Employment Agreement dated as of January 22, 1999 (the “Employment Agreement”), which agreement, as amended, is now in full force and effect; and

     WHEREAS; the Company’s Board of Directors has determined that it is appropriate and in the best interest of the Company and its shareholders, to provide for post-retirement benefits for the employee.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and the Employee agree as follows:

Post-retirement Medical Insurance Benefit:

     If the Employee remains employed by the Company until December 31, 2004, the Company will provide him and his dependents with post retirement medical insurance benefits at the same cost and coverage levels (most complete coverage available) as is then provided to active employees of the Company (with a carve out for Medicare benefits if Employee is covered by them). Medical insurance benefits will cease should the employee become employed and becomes eligible for medical insurance benefits provided by the new employer.

     This commitment is subject to change or termination to the same extent the active employee’s plan is changed or terminated. Coverage will also be provided if termination occurs before December 31, 2004 due to death, disability, termination by the Company without cause, or termination by the Employee for good reason.

     Approved By Compensation Committee on February 27, 2003.

ATTEST		Rural Cellular Corporation

By	/s/ Mary Francis Grzych	By	/s/ Paul Finnegan
Chair, Compensation Committe

WITNESS		Employee

By	/s/ Nancy A. Gilbertson	By	/s/ Richard P. Ekstrand
Richard P. Ekstrand